Exhibit 21.1

CenterState Bank Corporation

Form 10-K

For Fiscal Year Ended December 31, 2019

Subsidiaries of Registrant

CenterState Bank, National Association, organized under the laws of the United States

R4ALL, Inc., organized under the laws of the State of Florida

CSFL Insurance Corp., organized under the laws of the State of South Carolina